Press Release

Hythiam Contact:	Investor Relations:	Media Relations:
Sanjay Sabnani EVP Strategic Development (310) 444-5335 ssabnani@hythiam.com	Steve Laird Genesis Select (203) 341-0214 slaird@genesisselect.com	Angelyn Lechman Chase Communications (619) 223-0961 alechman@chasepr.com

HYTHIAM ANNOUNCES SECOND QUARTER RESULTS

Revenues Increase 410%; Increasing PROMETA™ License Fees Drive 79% Sequential Quarter Revenue
Increase

LOS ANGELES, CALIF. —AUGUST 9, 2006— Hythiam, Inc. (NASDAQ:HYTM), a healthcare services management company licensing the PROMETA™ physiological protocols designed to treat alcohol, methamphetamine and cocaine dependence, today announced financial results for its second quarter ended June 30, 2006.

For the 2006 second quarter, the Company reported revenues of $1.2 million, compared to revenues of $230,000 in the second quarter of 2005. Revenues for the 2006 first quarter were $653,000. The increase in revenues was primarily due to the number of patients treated and the expansion of the number of revenue-contributing sites. In the second quarter of 2006, 175 patients were treated by 20 licensee sites, compared to 40 patients treated by six sites in the comparable period last year. The Company’s average revenue per patient increased by 17% to $6,700 in the 2006 second quarter compared to $5,750 for the same period last year. This increase was primarily attributable to patients treated by the newly-opened PROMETA Center. Net loss for this year’s second quarter was $9.0 million or $0.23, per share versus a net loss of $4.7 million or $0.16 per share in the year ago second quarter.

Operating expenses during the second quarter ended June 30, 2006 were $10.6 million, including $652,000 of non-cash charges for depreciation, amortization and stock-based expense, versus $5.1 million in the second quarter of 2005, including $453,000 of non-cash charges for depreciation, amortization and stock-based expense. The increase in operating expenses in 2006 over 2005 reflects the continued development and expansion of Hythiam’s business development efforts, hiring of key management personnel, spending for clinical research and development, and the expansion of marketing efforts.

For the six-months ended June 30, 2006, revenues were $1.8 million, compared to $433,000 in 2005. The Company reported a net loss of $17.7 million for the six months ended June 30, or $0.45 per share, compared to a net loss of $9.0 million, or $0.30 per share, during the same period last year. The net loss for the six-months ended June 30, 2006 included non-cash charges for depreciation, amortization and stock-based expense of $2.1 million compared to $1.7 million in the same period in 2005.

The Company ended the quarter with cash, cash equivalents, and marketable securities of $32.8 million, a reduction in cash reserves of $6.5 million for the 2nd quarter and $14.2 million since year-end.

“We are very pleased to announce significant inroads towards wider adoption of PROMETA and the continued growth in our private pay business,” said Terren Peizer, Chairman and CEO of Hythiam. “Key to this quarter’s increase in revenues was the success of our region-focused strategy, and the contribution from our first Company managed PROMETA Center located in Los Angeles, California. As announced, we are seeking to replicate the successes we’ve experienced with the initial PROMETA Center by expanding both the number of company managed PROMETA Centers, as well as those operated by third-parties.

Peizer continued, “Hythiam has made significant strides during this last period. Things have changed quite dramatically based upon recent events. The level of contract and quotation activity we are experiencing is robust. We are currently at some level of discussion with programs in more than 25 states, with over half of them in later stage discussions. Large treatment providers in these states that receive significant state and federal treatment dollars have expressed interest in potentially adopting the PROMETA protocols. We are already in discussions with major insurance carriers, both at-risk managed behavioral healthcare and managed care organizations. For the managed behavioral healthcare entities, we are awaiting word on RFP grants that should allow us to forecast the number of lives that we anticipate can be treated with the PROMETA protocols in 2007, and with the major insurance carriers, we are discussing logistics and implementation of the PROMETA protocols within their existing substance dependence reimbursement structure. Finally in terms of new developments, we are in dialogue with high volume Residential Treatment Centers for the purposes of embedding the PROMETA protocols into their standard treatment offering.

“In terms of third-party validation, we received results from the first third-party clinical study on the PROMETA protocol for methamphetamine dependence by researcher Dr. Harold C. Urschel of Research Across America. The study concluded that the PROMETA protocol for methamphetamine dependence has demonstrated clinical utility with chronic, relapsing methamphetamine-dependent patients to help them attain and maintain abstinence, demonstrated a decrease in cravings and was found to be safe to administer in the study’s outpatient setting,” said Peizer.

“More positive outcomes were reported by the City Court of Gary in Gary, Indiana. In May, the City Court of Gary adopted the PROMETA protocols for stimulant dependence when initial success rates overwhelmingly surpassed the Court’s historical success rates. Six months following their initial PROMETA treatment for stimulants, 80% of the mostly socio-economically disadvantaged and minority participants of the City Court of Gary’s pilot program are still doing well with an aggregate negative drug testing rate of 95% for those patients. We also received word of Washington’s Pierce County Alliance’s (PCA) adoption of the PROMETA protocol for methamphetamine and cocaine following a successful pilot program. Over the program’s interim monitoring period, 92.5% of participants remained drug free and 98% of weekly random urine analyses tested negative for substance abuse. PCA’s Executive Director, Terree Schmidt-Whelan shared the results at the National Association of Drug Court Professional’s annual conference in June and has also urged state and federal officials to take a closer look at PROMETA in her role as a key national commentator on the war against methamphetamine dependence. Based upon our early success, the Company has been devoting resources to this segment of the market. These results from respected, independent professionals in the field of addiction have helped increase awareness of the PROMETA protocols in each of our target markets, which will ultimately drive greater adoption of the Protocols.

“Our progress in Europe during the quarter successfully concluded with the completion of our initial network of three licensees in Switzerland. With three major European cultures located in Switzerland and a reputation as an attractive treatment destination for the most innovative healthcare available on the continent, Hythiam’s international group strategically populated the French, Italian, and German speaking regions of the country with licensees.

“Also, to further strengthen our management team, we have added Chris Hassan as Senior Executive Vice President and Dr. Lawrence Weinstein as Senior Vice President of Medical Affairs. Chris was responsible for one of the most successful product launches in the addiction industry for Reckitt Benckiser’s Suboxone™ (buprenorphine) which he and his team were able to build into a $200 million business in just three years. Dr. Weinstein brings to Hythiam his extensive experience in managed behavioral healthcare and will provide clinical support to Hythiam’s institutional business development and marketing teams and to Medicaid and commercial payors on the implementation of the PROMETA protocols. He will also be responsible for continuing to refine the protocols to optimize clinical benefit and cost-effectiveness.”

Hythiam intends to provide operational detail and financial assumptions for its private pay operations on their fiscal second quarter earnings call, scheduled for 1:30 PDT today. Interested parties are invited to listen to the conference call over the Internet at http://www.hythiam.com or http://www.vcall.com to review the financial results and to discuss the outlook for the balance of the year. The call is also available by dialing toll free (877) 407-9205, or for international callers 201-689-8054. A replay of the webcast will be available after the call on http://www.hythiam.com or http://www.vcall.com. A telephonic replay will also be available until 11:59 p.m. PDT on August 16, 2006 by dialing 877-660-6853 or 201-612-7415, and entering account number 286 and the conference code 208815.

About PROMETA™
Hythiam’s PROMETA™ treatment protocols are designed for use by healthcare providers seeking to treat individuals diagnosed with dependencies to alcohol, cocaine or methamphetamine, as well as combinations of these drugs. The PROMETA treatment protocols comprise nutritional supplements, FDA-approved oral and IV medications used off-label and separately administered in a unique dosing algorithm, as well as psychosocial or other recovery-oriented therapy chosen by the patient and his or her treatment provider. As a result, PROMETA represents an innovative approach to managing alcohol, cocaine, or methamphetamine dependence that is designed to address physiological, nutritional, and psychosocial aspects of the disease, and is thereby intended to offer patients an opportunity to achieve sustained recovery. For further information, please click on www.prometainfo.com.

About Hythiam, Inc.
Hythiam® is a healthcare services management company focused on delivering solutions for those suffering from alcoholism and other substance dependencies. Hythiam researches, develops, licenses and commercializes innovative physiological, nutritional, and behavioral treatment protocols that seek to address substance dependence. Additionally, Hythiam provides proprietary administrative services to assist physicians and facilities with staff education, marketing and outreach support, and outcomes tracking for data analysis. For further information, please click on www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment protocols might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Hythiam, Inc. and Subsidiaires
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues	$1,172	$230	$1,825	$433
Operating Expenses:
Salaries and benefits	3,806	2,254	7,701	3,909
Research and development	454	277	1,304	372
Other operating expenses	5,991	2,357	10,789	5,094
Depreciation and amortization	315	208	629	404

Total operating expenses	10,566	5,096	20,423	9,779

Loss from operations	(9,394)	(4,866)	(18,598)	(9,346)
Interest income	433	174	909	335

Loss before provision for income taxes	(8,961)	(4,692)	(17,689)	(9,011)
Provision for income taxes	1	—	1	—

Net loss	$(8,962)	$(4,692)	$(17,690)	$(9,011)

Basic and diluted net loss per share	$(0.23)	$(0.16)	$(0.45)	$(0.30)

Weighted number of shares outstanding	39,458	29,787	39,328	29,774

Hythiam, Inc. and Subsidiaires
Selected Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	June 30,	December 31,
	2006	2005
ASSETS
Cash and equivalents	$4,051	$3,417
Marketable securities	28,794	43,583
Restricted cash	95	44
Receivables, net	517	249
Other current assets	794	427

Total Current Assets	34,251	47,720

Property and equipment, net	3,248	3,498
Intellectual property, net	3,481	2,733
Other assets	501	511

Total Assets	$41,481	$54,462

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$5,843	$4,301
Long-term liabilities	367	422
Stockholders’ equity	35,271	49,739

Total Liabilities and Stockholders’ Equity	$41,481	$54,462